ABERCROMBIE & FITCH REPORTS RECORD SALES AND STRONG EARNINGS GROWTH

BOARD OF DIRECTORS INCREASES QUARTERLY DIVIDEND TO $0.20

ANNOUNCES CHANGE IN METHOD OF ACCOUNTING FOR INVENTORY

New Albany, Ohio, February 22, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today reported preliminary unaudited fourth quarter results which reflected net income of $173.2 million and net income per diluted share of $2.15 for the fourteen weeks ended February 2, 2013, compared to net income of $19.6 million and net income per diluted share of $0.22 for the thirteen weeks ended January 28, 2012 under the retail method of accounting for inventory. Additionally, the Company reported full year net income of $263.2 million and net income per diluted share of $3.16 for the fifty-three weeks ended February 2, 2013, compared to net income of $127.7 million and net income per diluted share of $1.43 for the fifty-two weeks ended January 28, 2012 under the retail method.

The Company also announced that it has changed its method of accounting for inventory from the retail method to the cost method effective in the fourth quarter. The Company believes it is useful to investors to provide the fourth quarter and full year results under both the retail and cost methods of accounting for inventory to assess the Company's performance in Fiscal 2012. For more information about the change from the retail method to the cost method of accounting for inventory, see “Cost Method of Accounting for Inventory” below and the appendix to the investor presentation that will be available in the “Investors” section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Time.

Under the cost method of accounting for inventory, the Company reported net income of $157.2 million and net income per diluted share of $1.95 for the fourteen weeks ended February 2, 2013, compared to restated net income of $45.8 million and restated net income per diluted share of $0.52 for the thirteen weeks ended January 28, 2012. Under the cost method, the Company reported net income of $237.0 million and net income per diluted share of $2.85 for the fifty-three weeks ended February 2, 2013, compared to restated net income of $143.9 million and restated net income per diluted share of $1.61 for the fifty-two weeks ended January 28, 2012.

The results reported above under both the retail and cost methods include charges as set out in the table below.
The table below also shows adjusted net income per diluted share under the retail method excluding such charges (a non-GAAP financial measure) for the fiscal quarters and fiscal years ended February 2, 2013 and January 28, 2012.

	Fourth Quarter (1)		Fiscal Year (1)
	2012	2011	2012	2011
Net income per diluted share under the cost method on a GAAP basis	$1.95	$0.52	$2.85	$1.61
Impact of the change in method of accounting for inventory	0.20	(0.30)	0.31	(0.18)
Net income per diluted share under the retail method	$2.15	$0.22	$3.16	$1.43
Add back: Asset impairment charges	0.06	0.50	0.06	0.49
Add back: Asset write-downs	—	0.10	—	0.10
Add back: Store closure and lease exit charges	—	0.13	—	0.13
Add back: Legal charges	—	0.07	—	0.07
Add back: ARS charges	—	0.10	—	0.09

Net income per diluted share on a non-GAAP basis under the retail method	$2.21	$1.12	$3.22	$2.31

(1) Non-GAAP financial measures should not be used as alternatives to net income per diluted share and are also not intended to supersede or replace the Company’s GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's performance.

Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:

"We are very pleased with our results for the fourth quarter. Our record sales were in line with our guidance coming into the quarter, and our earnings significantly exceeded expectations due to a strong gross margin performance for the quarter, allied with continued tight expense control.

Despite a challenging U.S. retail environment over the holiday period, our core U.S. chain plus DTC comparable sales remained positive and we saw continued sequential improvement in our international business. We come into 2013 feeling very optimistic that we are well positioned to make continued strong progress over the next few years and to drive our operating margin and return on invested capital higher.

Our brands remain incredibly strong and resonant on a global basis. On the front line of our business, our stores organization does a world-class job of presenting those brands to the world, and we are well positioned to reap the benefits from all of the investments we have made in systems over the past couple of years, including continued strong growth in our DTC business. "

Fourth Quarter Summary

Net sales for the fourteen weeks ended February 2, 2013 increased 11% to $1.469 billion from $1.329 billion for the thirteen weeks ended January 28, 2012. Total U.S. sales, including direct-to-consumer sales, increased 1% to $976.4 million. Total international sales, including direct-to-consumer sales, increased 34% to $492.2 million. Total Company direct-to-consumer sales, including shipping and handling, increased 26% to $266.4 million.

The Fiscal 2012 retail year includes a fifty-third week and therefore fourth quarter comparable sales are compared to the fourteen week period ended February 4, 2012. The fourteenth week added approximately $62.8 million of sales to the comparable base, being sales for the week ended February 4, 2012. Total comparable sales for the quarter, including direct to consumer sales, decreased 1% with comparable store sales decreasing 4% and comparable direct to consumer sales increasing by 17% relative to last year.

Comparable sales for the fourth quarter were flat for the U.S., with comparable store sales decreasing by 1% and comparable direct to consumer sales up 5%. Comparable sales for the fourth quarter decreased 3% for international, with comparable store sales decreasing by 14% and comparable direct to consumer sales up 52%. The Company believes the change to include direct to consumer sales in comparable sales is appropriate now that it has a more established comparable sales base for its international direct to consumer operations.

By brand, comparable sales, including direct to consumer sales, were flat for Abercrombie & Fitch, increased 4% for abercrombie kids, and decreased 2% for Hollister Co. Total sales by brand were $541.3 million for Abercrombie & Fitch, $128.7 million for abercrombie kids and $762.7 million for Hollister Co.

The gross profit rate under the retail method for the fourth quarter was 65.3%, 920 basis points higher than last year's fourth quarter gross profit rate. The increase in the gross profit rate was primarily driven by a decrease in average unit cost and the effect of higher markdowns on carryover inventory in the prior year. The gross profit rate under the cost method for the fourth quarter was 63.4%, 390 basis points higher than last year's restated fourth quarter gross profit rate. The increase in the gross profit rate under the cost method was primarily driven by a decrease in average unit cost.

Stores and distribution expense for the fourth quarter was $577.2 million, or 39.3% of net sales. Stores and distribution expense for the fourth quarter included charges for impairments of $7.4 million. Excluding the effect of these charges, the stores and distribution expense rate was 38.8% for the fourth quarter of Fiscal 2012 compared to 37.7% last year excluding store-related asset impairment and asset write-down charges and store closure and lease exit charges. The increase in the stores and distribution expense rate was primarily the result of deleveraging on negative comparable store sales plus higher direct to consumer expense.

Marketing, general and administrative expense for the fourth quarter was $122.3 million, compared to $111.6 million during the same period last year. The fourth quarter of Fiscal 2011 included $10.0 million in charges in connection with legal settlements. The increase in marketing, general and administrative expense was due to increases in incentive and other compensation related expenses, IT, marketing and other expenses.

Other operating income for the fourteen weeks ended February 2, 2013 was $13.7 million compared to an expense of $7.6 million for the thirteen weeks ended January 28, 2012. Other operating income for the fourteen weeks ended February 2, 2013 included income of $4.8 million related to business interruption insurance recoveries associated with Superstorm Sandy. Other operating expense for the thirteen weeks ended January 28, 2012 included expense of $13.4 million related to a change in intent regarding auction rate securities.

Fiscal Year 2012 Summary

Net sales for the fifty-three weeks ended February 2, 2013 increased 8% to $4.511 billion from $4.158 billion for the fifty-two weeks ended January 28, 2012. Total U.S. sales, including direct-to-consumer sales, decreased 1% to $3.087 billion. Total international sales, including direct-to-consumer sales, increased 36% to $1.424 billion. Total Company direct-to-consumer sales, including shipping and handling, increased 27% to $700.7 million.

The Fiscal 2012 retail year includes a fifty-third week and therefore Fiscal 2012 comparable sales are compared to the fifty-three week period ended February 4, 2012. The fifty-third week added approximately $62.8 million of sales to the comparable base, being sales for the week ended February 4, 2012. Total comparable sales for the year, including direct to consumer sales, decreased 1% with comparable store sales decreasing 5% and comparable direct to consumer sales increasing by 24% relative to last year.

Comparable sales for the full year increased 1% for the U.S., with comparable store sales decreasing by 1% and comparable direct to consumer sales up 15%. Comparable sales for the full year decreased 8% for international, with comparable store sales decreasing by 19% and comparable direct to consumer sales up 46%.

For Fiscal 2012, comparable sales by brand, including direct to consumer sales, decreased 3% for Abercrombie & Fitch, were flat for abercrombie kids, and decreased 1% for Hollister Co. Total sales by brand for Fiscal 2012 were $1.704 billion for Abercrombie & Fitch, $382.5 million for abercrombie kids and $2.314 billion for Hollister Co.

The gross profit rate under the retail method for the fiscal year was 63.4%, 280 basis points higher than last year's gross profit rate. The increase in the gross profit rate was primarily driven by a decrease in average unit cost and the effect of higher markdowns on carryover inventory in the prior year. The gross profit rate under the cost method for the fiscal year was 62.4%, 110 basis points higher than last year's restated gross profit rate. The increase in the gross profit rate was primarily driven by a decrease in average unit cost.

Stores and distribution expense for the fiscal year was $1.988 billion, or 44.1% of net sales. Stores and distribution expense for the full year included charges for impairments of $7.4 million. Excluding the effect of these charges, the stores and distribution expense rate was 43.9% for Fiscal 2012 compared to 43.0% last year excluding store-related asset impairment and asset write-down charges and store closure and lease exit charges. The increase in the stores and distribution expense rate was primarily the result of deleveraging on negative comparable store sales plus higher direct to consumer expense.

Marketing, general and administrative expense for the fiscal year was $473.9 million, compared to $437.1 million during the comparable period last year. Fiscal 2011 included $10.0 million in charges in connection with legal settlements. The increase in marketing, general and administrative expense was due to increases in incentive and other compensation related expenses, IT, marketing and other expenses.

Other operating income for the fifty-three weeks ended February 2, 2013 was $19.3 million compared to an expense of $3.5 million for the fifty-two weeks ended January 28, 2012. Other operating income for the fifty-three weeks ended February 2, 2013 included income of $4.8 million related to business interruption insurance recoveries associated with Superstorm Sandy. Other operating expense for the fifty-two weeks ended January 28, 2012 included a charge of $13.4 million related to a change in intent regarding the auction rate securities.

Fiscal 2012 total capital expenditures were $340 million, which consisted of approximately $245 million for new stores, store refreshes and remodels, and approximately $95 million related to information technology, distribution center and other home office projects.

During Fiscal 2012, the Company repurchased 7.5 million shares of its common stock at an aggregate cost of approximately $321.7 million, including 1.2 million shares of its common stock at an aggregate cost of approximately $56.2 million in the fourth quarter. As of February 2, 2013, the Company had approximately 18.7 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The Company ended Fiscal 2012 with approximately $645.7 million in cash and cash equivalents compared to $583.5 million in cash and cash equivalents and $99.5 million in marketable securities at the end of Fiscal 2011. During the fourth quarter, the Company amended its Term Loan Agreement reducing the availability from $300.0 million to $150.0 million. Including cash and equivalents, the amended Term Loan Agreement and the availability of $350.0 million under the Amended and Restated Credit Agreement, the Company had $1.146 billion in available liquidity, less immaterial letters of credit, as of February 2, 2013. On February 21, 2013, the Company elected to draw down the full $150.0 million available under the Term Loan Agreement at an effective interest rate of 1.96%.

During Fiscal 2012, the Company opened 40 new international stores, three domestic multi-branded outlet stores and closed 47 stores in the U.S. A summary of store openings and closings for the fourteen and fifty-three week periods ended February 2, 2013 is included with the financial statement schedules following this release.

Cost Method of Accounting for Inventory

Historically, the Company has valued inventory utilizing the retail method of accounting. Under the retail method, a cost-to-retail relationship was established at the item level based upon weighted average cost and initial retail selling price. The Company reduced the value of its inventory and recorded a charge to cost of goods sold when the retail selling price was permanently reduced so as to maintain the already established cost-to-retail relationship. In addition, for inventory on hand at the end of a reporting period, the Company reduced the inventory value by recording a valuation reserve that represented future anticipated permanent reductions in retail selling price. Under the cost method, the Company does not reduce the value of its inventory or recognize any impact of permanent reductions to the retail selling price in cost of goods sold unless the Company expects to sell the merchandise below original cost. The Company believes the new methodology is preferable as it better aligns with the Company's focus on realized selling margin and improves the comparability of its financial results with those of its competitors. The change is being applied retroactively to prior periods and the Company has included a schedule of restated Consolidated Statements of of Income for the year-to-date periods for Fiscal 2011 and Fiscal 2010 along with restated quarterly Consolidated Statements of Income beginning with the first quarter of Fiscal 2011. In connection with this change, the Company's annual 10-K filing will be on the cost method with prior year figures restated accordingly.

Other Developments

On February 21, 2013, the Board of Directors declared a quarterly cash dividend at the increased rate of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on March 19, 2013 to shareholders of record at the close of business on March 4, 2013.

2013 Outlook

With regards to Fiscal 2013, the Company projects earnings per share in the range of $3.35 to $3.45 under the cost method of accounting for inventory.

In Fiscal 2013, the Company expects to open Abercrombie & Fitch flagship locations in Seoul and Shanghai, as well as approximately 20 international Hollister stores throughout the year. The Company expects to close approximately 40-50 stores in the U.S. during 2013, primarily through natural lease expirations.

Based on current new store plans and other planned expenditures, the Company expects total capital expenditures for Fiscal 2013 to be approximately $200 million, predominately related to new stores and investments in IT initiatives.

An investor presentation of fourth quarter results will be available in the “Investors” section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, today.

At the end of Fiscal 2012, the Company operated a total of 1,051 stores. The Company operated 266 Abercrombie & Fitch stores, 144 abercrombie kids stores, 482 Hollister Co. stores and 20 Gilly Hicks stores in the United States.

The Company operated 19 Abercrombie & Fitch stores, six abercrombie kids stores, 107 Hollister Co. stores and seven Gilly Hicks stores internationally. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 548-7906 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4795. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9640252 or through www.abercrombie.com.

For further information, call:
ICR, Inc.
Joe Teklits joseph.teklits@icrinc.com
203-682-8258

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading " FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 28, 2012, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for the 2012 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; if we are unable to anticipate, identify and respond to changing fashion trends and consumer preferences in a timely manner, and manage our inventory commensurate with customer demand, our sales levels and profitability may decline; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock; our growth strategy relies significantly on international expansion, which adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; our direct-to-consumer sales are subject to numerous risks that could adversely impact sales; we have incurred, and may continue to incur, significant costs related to store closures; our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable store sales may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our stock price may be volatile and investors may not be able to resell shares of our Common Stock at or above the price paid to acquire the shares; our ability to attract customers to our stores depends, in part, on the success of the shopping malls in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our inability to accurately plan for product demand and allocate merchandise effectively could have a material adverse effect on our results; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs; we do not own or operate any manufacturing facilities and, therefore, depend upon independent third parties for the manufacture of all our merchandise; our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our reliance on third parties to deliver merchandise from our distribution centers to our stores and direct-to-consumer customers could result in disruptions to our business; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; modifications and/or upgrades to our information technology systems may disrupt our operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our unsecured Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; our operations may be affected by regulatory changes related to climate change and greenhouse gas emissions; and compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	Cost Method	Cost Method	Cost Method	Cost Method

Net Sales	$1,468,531	$1,328,766	$4,510,805	$4,158,058

Cost of Goods Sold	537,879	538,796	1,694,096	1,607,834

Gross Profit	930,652	789,970	2,816,709	2,550,224

Total Stores and Distribution Expense	577,167	602,140	1,987,926	1,888,248

Total Marketing, General and Administrative Expense	122,321	111,627	473,883	437,120

Other Operating Expense (Income), Net	(13,663)	7,619	(19,333)	3,472

Operating Income	244,827	68,584	374,233	221,384

Interest Expense, Net	3,069	1,108	7,288	3,577

Income from Continuing Operation Before Taxes	241,758	67,476	366,945	217,807

Tax Expense from Continuing Operations	84,529	21,651	129,934	74,669

Net Income from Continuing Operations	157,229	45,825	237,011	143,138

Net Income from Discontinued Operations (net of taxes)	—	—	—	796

Net Income	$157,229	$45,825	$237,011	$143,934

Net Income Per Share from Continuing Operations:
Basic	$1.99	$0.53	$2.89	$1.65
Diluted	$1.95	$0.52	$2.85	$1.60

Net Income Per Share from Discontinued Operations:
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01

Net Income Per Share:
Basic	$1.99	$0.53	$2.89	$1.66
Diluted	$1.95	$0.52	$2.85	$1.61

Weighted-Average Shares Outstanding:
Basic	78,944	85,881	81,940	86,848
Diluted	80,554	87,648	83,175	89,537

Abercrombie & Fitch Co.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
	Retail Method	Retail Method	Retail Method	Retail Method

Net Sales	$1,468,531	$1,328,766	$4,510,805	$4,158,058

Cost of Goods Sold	509,009	583,120	1,648,950	1,639,188

Gross Profit	959,522	745,646	2,861,855	2,518,870

Total Stores and Distribution Expense	577,167	602,140	1,987,926	1,888,248

Total Marketing, General and Administrative Expense	122,321	111,627	473,883	437,120

Other Operating Expense (Income), Net	(13,663)	7,619	(19,333)	3,472

Operating Income	273,697	24,260	419,379	190,030

Interest Expense, Net	3,069	1,108	7,288	3,577

Income from Continuing Operation Before Taxes	270,628	23,152	412,091	186,453

Tax Expense from Continuing Operations	97,447	3,572	148,900	59,591

Net Income from Continuing Operations	173,181	19,580	263,191	126,862

Net Income from Discontinued Operations (net of taxes)	—	—	—	796

Net Income	$173,181	$19,580	$263,191	$127,658

Net Income Per Share from Continuing Operations:
Basic	$2.19	$0.23	$3.21	$1.46
Diluted	$2.15	$0.22	$3.16	$1.42

Net Income Per Share from Discontinued Operations:
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01

Net Income Per Share:
Basic	$2.19	$0.23	$3.21	$1.47
Diluted	$2.15	$0.22	$3.16	$1.43

Weighted-Average Shares Outstanding:
Basic	78,944	85,881	81,940	86,848
Diluted	80,554	87,648	83,175	89,537

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 2, 2013	January 28, 2012
ASSETS	Cost Method	Cost Method

Current Assets
Cash and Equivalents	$645,650	$583,495
Marketable Securities	—	84,650
Receivables	99,622	89,350
Inventories	426,962	679,935
Deferred Income Taxes	32,558	35,882
Other Current Assets	105,177	84,342

Total Current Assets	1,309,969	1,557,654

Property and Equipment, Net	1,308,232	1,197,271

Non-Current Marketable Securities	—	14,858

Other Assets	366,466	347,249

TOTAL ASSETS	$2,984,667	$3,117,032

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$142,541	211,368
Accrued Expenses	392,052	369,073
Deferred Lease Credits	39,054	41,047
Income Taxes Payable	114,420	77,918

Total Current Liabilities	688,067	699,406

Long-Term Liabilities
Deferred Lease Credits	168,397	183,022
Leasehold Financing Obligations	63,942	57,851
Other Liabilities	245,993	245,418

Total Long-Term Liabilities	478,332	486,291

Total Shareholders' Equity	1,818,268	1,931,335

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,984,667	$3,117,032

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 2, 2013	January 28, 2012
ASSETS	Retail Method	Retail Method

Current Assets
Cash and Equivalents	$645,650	$583,495
Marketable Securities	—	84,650
Receivables	99,622	89,350
Inventories	362,110	569,818
Deferred Income Taxes	54,830	77,120
Other Current Assets	105,177	84,342

Total Current Assets	1,267,389	1,488,775

Property and Equipment, Net	1,308,232	1,197,271

Non-Current Marketable Securities	—	14,858

Other Assets	366,466	347,249

TOTAL ASSETS	$2,942,087	$3,048,153

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$142,541	211,368
Accrued Expenses	392,052	369,073
Deferred Lease Credits	39,054	41,047
Income Taxes Payable	114,420	77,918

Total Current Liabilities	688,067	699,406

Long-Term Liabilities
Deferred Lease Credits	168,397	183,022
Leasehold Financing Obligations	63,942	57,851
Other Liabilities	245,993	245,418

Total Long-Term Liabilities	478,332	486,291

Total Shareholders' Equity	1,775,688	1,862,456

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$2,942,087	$3,048,153

Cost Method of Accounting for Inventory:

Impacted Income Statement line items:

The measures reported in the below tables are on a GAAP basis and include, where applicable, charges for impairments and write-downs of store-related long-lived assets and charges related to store closures and lease exits and other charges associated with legal settlements and a change in intent regarding the Company's auction rate securities.

Fourth Quarter	Fourteen Weeks Ended February 2, 2013			Thirteen Weeks Ended January 28, 2012
	Retail Method	Effect of Change	Cost Method	Retail Method	Effect of Change	Cost Method

Gross Profit (in thousands)	$959,522	$(28,870)	$930,652	$745,646	$44,324	$789,970
Effective Tax Rate	36.0%	(1.0)%	35.0%	15.4%	16.7%	32.1%
Net Income (in thousands)	$173,181	$(15,952)	$157,229	$19,580	$26,245	$45,825
Net Income Per Diluted Share	$2.15	$(0.20)	$1.95	$0.22	$0.30	$0.52

Full Year	Fifty-Three Weeks Ended February 2, 2013			Fifty-Two Weeks Ended January 28, 2012
	Retail Method	Effect of Change	Cost Method	Retail Method	Effect of Change	Cost Method

Gross Profit (in thousands)	$2,861,855	$(45,146)	$2,816,709	$2,518,870	$31,354	$2,550,224
Effective Tax Rate	36.1%	(0.7)%	35.4%	32.0%	2.3%	34.3%
Net Income (in thousands)	$263,191	$(26,180)	$237,011	$127,658	$16,276	$143,934
Net Income Per Diluted Share	$3.16	$(0.31)	$2.85	$1.43	$0.18	$1.61

Impacted Balance Sheet line items:

(in thousands)	February 2, 2013			January 28, 2012
	Retail Method	Effect of Change	Cost Method	Retail Method	Effect of Change	Cost Method

Inventory	$362,110	$64,852	$426,962	$569,818	$110,117	$679,935
Deferred Income Taxes	$54,830	$(22,272)	$32,558	$77,120	$(41,238)	$35,882
Total Shareholders' Equity	$1,775,688	$42,580	$1,818,268	$1,862,456	$68,879	$1,931,335

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Fourteen Week Period Ended February 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 27, 2012	278	154	486	18	936

New (1)	3	3	3	3	12

Closed	(15)	(13)	(7)	(1)	(36)

February 2, 2013	266	144	482	20	912

(1) Includes the impact of opening three multi-branded outlet stores in the fourth quarter. These outlets are treated as a new store for each brand.

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Fourteen Week Period Ended February 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

October 27, 2012	17	6	101	7	131

New	2	—	6	—	8

Closed	—	—	—	—	—

February 2, 2013	19	6	107	7	139

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Fifty-Three Week Period Ended February 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

January 28, 2012	280	154	494	18	946

New (1)	4	3	3	3	13

Closed	(18)	(13)	(15)	(1)	(47)

February 2, 2013	266	144	482	20	912

(1) Includes the impact of opening three multi-branded outlet stores in the fourth quarter. These outlets are treated as a new store for each brand.

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Fifty-Three Week Period Ended February 2, 2013

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

January 28, 2012	14	5	77	3	99

New	5	1	30	4	40

Closed	—	—	—	—	—

February 2, 2013	19	6	107	7	139